       EXHIBIT 12.2 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         CONTINENTAL RESOURCES, INC.


                                                                        PRO FORMA                        PRO FORMA
                                                                        YEAR ENDED      SIX MONTHS      SIX MONTHS
                                         YEAR ENDED DECEMBER 31,        DECEMBER 31,  ENDED JUNE 30,   ENDED JUNE 30,
                                   -----------------------------------------------------------------------------------
                                   1993   1994    1995   1996    1997      1997       1997      1998       1998
                                   ----   ----    ----   ----    ----      ----       ----      ----       ----
EARNINGS(1)                        8,746  4,471  6,121  21,563  17,256    11,066      7,389    (3,499)     (6,705)

FIXED CHARGES(2)                     314    670  2,396   4,550   4,804    16,144      2,313     5,174       8,263
                                   -----------------------------------------------------------------------------------
TOTAL EARNINGS AND FIXED CHARGES   9,060  5,141  8,517  26,113  22,060    27,210      9,702     1,675       1,558

RATIO                               28.9    7.7    3.6     5.7     4.6       1.7        4.2       N/A         N/A

(1) "Earnings" represents income (loss) before provision for federal and state income taxes or income tax benefits. "Fixed charges" consists of interest expense and amortization of costs incurred in connection with the Offering.

(2) Pro forma to give effect to the issuance of $150 million of Senior Subordinated Notes due 2008 with an interest rate of 10.25%. For purposes of computing the Ratio of Earnings to Fixed Charges, interest expense includes interest on the Senior Subordinated notes together with amortization of the underwriting discounts and expenses of the Offering; for the period ended December 31, 1997, amortization expense was $460,000 and for the period ended June 30, 1998 amortization expense was $232,000.